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                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                              New York, NY 10017



                                                     February 4, 1999


L-3 Communications Holdings, Inc.
600 Third Avenue, 34th Floor
New York, NY  10016

Ladies and Gentlemen:

     We have acted as counsel to L-3 Communications Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 and any related registration statement that may be filed pursuant to Rule 462(b) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of 3,500,000 shares of Common Stock, par value $0.01 per share (together with any other shares that may be issued and sold by the Company pursuant to Rule 462(b), the "Primary Shares") and the sale by Lehman Brothers Capital Partners III, L.P., LB I Group Inc. and affiliates and Lockheed Martin Corporation (the "Selling Stockholders") of 1,600,000, 400,000 and 3,750,000 shares of Common Stock, par value $0.01 per share, respectively (together with any other shares that may be sold by the Selling Stockholders pursuant to Rule 462(b), the "Secondary Shares").

     We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Secondary Shares have been duly authorized, and are validly issued, fully paid and nonassessable and (1) when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Primary Shares and
(2) upon payment and delivery in accordance with the applicable definitive underwriting agreements approved by the Board, the Primary Shares will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                                 Very truly yours,


                                                 /s/ SIMPSON THACHER & BARTLETT